SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2003

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast
Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

(612) 623-6000
(Registrant's telephone number)

Item 5.    Other Events

        On March 13, 2003, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company purchased 2.2 million shares of common stock of the Company (the “Stock”) held by David A. Koch, a director of the Company and the former Chairman and Chief Executive Officer; Barbara G. Koch, his wife; and a family trust and family foundation. The purchase price was $24.89 per share, which represented a discount of 5.5% from the average closing price of the Stock on the New York Stock Exchange on the 10 trading days ending on Friday, March 7, 2003, the day the parties reached an agreement in principal. The Company used available cash to fund the $54.8 million repurchase.

        After the Company completed the purchase of these shares, approximately 45.4 million shares of Stock remained outstanding.

        The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the text of the Purchase Agreement, which is attached as an exhibit to this report and is incorporated herein by reference.

Item 7.    Exhibits

10.1

Stock Purchase Agreement dated March 13, 2003 between Graco Inc. and David A. Koch, Barbara Koch, Paul M. Torgerson and U.S. Bank Trust National Association SD, as Trustees of the Trust administered pursuant to Article V of the Last Will and Testament and Codicil thereto of Clarissa L. Gray deceased, and Greycoach Foundation.

99.	Press Release Dated March 10, 2003

99.1	Press Release Dated March 13, 2003

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date: March 20, 2003	By: \Robert M. Mattison
ITS: Vice President, General Counsel and Secretary